As filed with the Securities and Exchange Commission on August 12, 2004
No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Monro Muffler Brake, Inc.

(Exact name of registrant as specified in its charter)

New York	16-0838627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Holleder Parkway

Rochester, New York 14615
(585) 647-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert G. Gross

President and Chief Executive Officer
Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615
(585) 647-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Schulte Roth & Zabel LLP

919 Third Avenue
New York, New York 10022
Attention: Marc Weingarten, Esq.
(212) 756-2000

    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Registration
be Registered	Registered (1)	Share (2)	Price (2)	Fee

Common Stock, par value $0.01 per share	100,000 shares	$21.99	$2,199,000.00	$278.62

(1)	These shares are issuable upon the exercise of warrants. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock on the Nasdaq National Market on August 9, 2004.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

DATED AUGUST 12, 2004

PROSPECTUS

100,000 Shares

Common Stock

     The selling shareholder identified in this prospectus may offer and sell from time to time up to 100,000 shares of our common stock covered by this prospectus. These shares are issuable upon the exercise of warrants to purchase our common stock that the selling shareholder acquired from us in connection with our acquisition of certain assets of Mr. Tire, Inc., which was completed on March 1, 2004. The selling shareholder will receive all of the proceeds from any sales of its shares. See “Selling Shareholder” for more information about the selling shareholder.

      The selling shareholder may offer the shares from time to time in a number of different ways and at varying prices. We provide more information about how the selling shareholder may sell its shares in “Plan of Distribution.” We do not know when or in what amount the selling shareholder may sell the shares offered by this prospectus.

      Our common stock is traded on the Nasdaq National Market under the symbol “MNRO.” On August 9, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $22.17 per share.

      Investing in our common stock involves a number of risks. See “Risk Factors” on page 1.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2004.

ABOUT THIS PROSPECTUS

      The terms “Monro,” “we,” “us” and “our” as used in this prospectus refer to Monro Muffler Brake, Inc., a New York corporation and, unless we state otherwise or the context otherwise requires, its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information contained in this prospectus or incorporated by reference in the registration statement of which this prospectus is a part. We have not authorized anyone else, including the selling shareholder, to provide you with different information. Our common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

OUR COMPANY

      We provide automotive undercar repair and tire services in the United States. As of June 25, 2004, we operated 595 company-operated stores, 10 kiosk locations and 18 dealer-operated stores located in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Michigan and Maine under the names “Monro Muffler Brake & Service,” “Speedy Auto Service by Monro,” “Tread Quarters Discount Tire” and “Mr. Tire.” Our stores typically are situated in high-visibility locations in suburban areas and small towns, as well as in major metropolitan areas. Our stores serviced approximately 2,664,000 vehicles in fiscal 2004. References in this prospectus to fiscal years are to our year ended fiscal March (for example, references to fiscal 2004 are to our fiscal year ended March 27, 2004).

      We provide a broad range of services on passenger cars, light trucks and vans for brakes, mufflers and exhaust systems, steering, drive train, suspension and wheel alignment. We also provide other products and services including tires and scheduled maintenance services including state inspections. We specialize in the repair and replacement of parts that must be periodically replaced as they wear out. We typically do not perform under-the-hood repair services except for oil change services, various “flush and fill” services and some minor tune-up services. We do not sell parts or accessories to the do-it-yourself market.

      We are a New York corporation, and we began operations in 1959. Our principal executive offices are located at 200 Holleder Parkway, Rochester, New York 14615, and our telephone number is (585) 647-6400. Our web site is www.monro.com. Information on our web site is not a part of this prospectus.

RISK FACTORS

Risks Related to our Business

We operate in the highly competitive automotive repair industry.

      The automotive repair industry in which we operate is generally highly competitive and fragmented, and the number, size and strength of our competitors varies widely from region to region. We believe that competition in the industry is based primarily on customer service, reputation, store location, name awareness and price. Our primary competitors include national and regional undercar specialty and general automotive service chains, both franchised and company-operated, car dealerships, mass merchandisers operating service centers and, to a lesser extent, gas stations and independent garages. Some of our competitors have more financial resources, are more geographically diverse and have better name recognition than we do, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce prices we may be forced to reduce our prices, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure that we or any of our stores will be able to compete effectively. If we are unable to compete successfully in new and existing markets, we may not achieve our projected revenue and profitability targets.

We are subject to seasonality and cycles in the general economy that impact demand for our products and services.

      Although our business is not highly seasonal, our customers typically purchase more undercar service during the period of March through October than the period of November through February, when miles driven tend to be lower. As a result, our sales and profitability tend to be lower during the latter period. In our tire division, the slowest months are typically January through April and September. Further, customers may defer or forego vehicle maintenance at any time during periods of inclement weather.

      The automotive repair industry is subject to fluctuations in the general economy. During a downturn in the economy, customers may defer or forego vehicle maintenance or repair. During periods of good economic conditions, consumers may decide to purchase new vehicles rather than having their older vehicles serviced. While the number of automobiles registered in the United States has steadily increased, this trend may not continue. In any event, should a reduction in the number of miles driven by automobile owners occur, it would likely have an adverse effect on the demand for our products and services. For example, when the retail cost of gasoline increases, the number of miles driven by automobile owners may decrease, which would result in less frequent service intervals and fewer repairs.

We depend on our relationships with our vendors.

      We depend on close relationships with our vendors for parts and supplies and for our ability to purchase products at competitive prices and terms. Our ability to purchase at competitive prices and terms results from the volume of our purchases from these vendors. We have entered into various contracts with parts suppliers that require us to buy from them (at market prices) up to 90% of our annual purchases of specific products including brakes, exhaust, oil and ride control products. These agreements expire at various dates through November 2007.

      We believe that alternative sources exist for most of the products we sell or use at our stores, and we would not expect the loss of any one supplier to have a material adverse effect on our business, financial condition or results of operations. Our dependence on a small number of suppliers, however, subjects us to the risks of shortages and interruptions. If any of our suppliers do not perform adequately or otherwise fail to distribute parts or other supplies to our stores, our inability to replace the suppliers in a timely manner and on acceptable terms could increase our costs and could cause shortages or interruptions that could have a material adverse effect on our business, financial condition and results of operations.

Our industry is subject to environmental, consumer protection and other regulation.

      We are subject to various federal, state and local environmental laws and other governmental regulations regarding the operation of our business. For example, we are subject to rules governing the handling, storage and disposal of hazardous substances contained in some of the products such as motor oil that we sell and use at our stores, the recycling of batteries, tires and used lubricants, and the ownership and operation of real property. These laws and regulations can impose fines and criminal sanctions for violations and require the installation of pollution control equipment or operational changes to decrease the likelihood of accidental hazardous substance releases. Accordingly, we could become subject to material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as a result of exposure to, or release of, hazardous substances. In addition, stricter interpretation of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

      National automotive repair chains have also been the subject of investigations and reports by consumer protection agencies and the Attorneys General of various states. Publicity in connection with these investigations could have an adverse effect on our sales and, consequently, our business, financial condition and results of operations. State and local governments have also enacted numerous consumer protection laws that we must comply with.

      The costs of operating our stores may increase if there are changes in laws governing minimum hourly wages, working conditions, overtime, workers’ compensation insurance rates, unemployment tax rates or other laws and regulations. A material increase in these costs that we were unable to offset by increasing our prices or by other means would have a material adverse effect on our business, financial condition and results of operations.

Our business is affected by advances in automotive technology.

      The demand for our products and services could be adversely affected by continuing developments in automotive technology. Automotive manufacturers are producing cars that last longer and require service and maintenance at less frequent intervals in certain cases. Quality improvement of manufacturers’ original equipment parts has in the past reduced, and may in the future reduce, demand for our products and services, adversely affecting our sales. For example, manufacturers’ use of stainless steel exhaust components has significantly increased the life of those parts, thereby decreasing the demand for exhaust repairs and replacements. Longer and more comprehensive warranty programs offered by automobile manufacturers and other third parties also could adversely affect the demand for our products and services. We believe that a majority of new automobile owners have their cars serviced by a dealer during the period that the car is under warranty. In addition, advances in automotive technology continue to require us to incur additional costs to update our diagnostic capabilities and technical training programs.

We may not be successful in integrating new and acquired stores.

      Management believes that our continued growth in sales and profit is dependent, in large part, upon our continuing ability to open/acquire and operate new stores on a profitable basis. In order to do so, we must find reasonably priced new store locations and acquisition candidates that meet our criteria and we must integrate any new stores (opened or acquired) into our system. Our growth and profitability could be adversely affected if we are unable to open or acquire new stores or if new or existing stores do not operate at a sufficient level of profitability. In addition, we generally fund our acquisitions through our existing bank credit facility. If new stores do not achieve expected levels of profitability, this may adversely impact our ability to remain in compliance with our debt covenants or to make required payments under our credit facility.

Store closings result in costs.

      From time to time, in the ordinary course of our business, we close certain stores, generally based on considerations of store profitability, competition, strategic factors and other considerations. Closing a store could subject us to costs including the write-down of leasehold improvements, equipment, furniture and fixtures. In addition, we could remain liable for future lease obligations.

We rely on an adequate supply of skilled field personnel.

      In order to continue to provide high quality services, we require an adequate supply of skilled field managers and technicians. Trained and experienced automotive field personnel are in high demand, and may be in short supply in some areas. We cannot assure that we will be able to attract, motivate and maintain an adequate skilled workforce necessary to operate our existing and future stores efficiently, or that labor expenses will not increase as a result of a shortage in the supply of skilled field personnel, thereby adversely impacting our financial performance. While the automotive repair industry generally operates with high field employee turnover, any material increases in employee turnover rates in our stores or any widespread employee dissatisfaction could also have a material adverse effect on our business, financial condition and results of operations.

If we are unable to generate sufficient cash flows from our operations, our liquidity will suffer and we may be unable to satisfy our obligations.

      We currently rely on cash flow from operations and our revolving credit facility to fund our business. Amounts outstanding on the revolving credit facility are reported as debt on our balance sheet. While we believe that we have the ability to sufficiently fund our planned operations and capital expenditures for the foreseeable future, the risks to our business could result in circumstances that would materially affect our liquidity. For example, cash flows from our operations could be affected by changes in consumer spending habits, the failure to maintain favorable vendor payment terms or our inability to successfully implement sales growth initiatives, among other factors. We may be unsuccessful in securing alternative financing when needed on terms that we consider acceptable.

      In addition, a significant increase in our leverage could have important consequences to an investment in our common stock, including the following risks:

•	our ability to obtain additional financing for working capital, capital expenditures, store renovations, acquisitions or general corporate purposes may be impaired in the future;

•	our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain a minimum net worth, compliance with certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations; and

•	our exposure to certain financial market risks, including fluctuations in interest rates associated with bank borrowings could become more significant.

      If we do not perform in accordance with our debt covenants, the institutions providing the funds have the option to withdraw their funding support. We cannot assure that we will remain in compliance with our debt covenants in the future. In addition, our current financing agreement expires in September 2006, and we cannot assure that we will be able to refinance our existing credit facility when it expires.

We depend on the services of key executives.

      Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. It may be difficult to replace them quickly with executives of equal experience and capabilities. Although we have employment agreements with selected executives, we could not prevent them from terminating their employment with us. Other executives are not bound by employment agreements with us.

Risks Related to our Common Stock

      Future sales of our common stock into the public market could adversely affect our stock price and our ability to raise funds in new equity offerings.

      Sales of substantial amounts of our common stock in the public market, or the perception that future sales may occur, could result in a decline in the prevailing market price of our common stock. Future sales may also make it more difficult for us to sell equity securities or equity-related securities at a time and price that we deem appropriate.

The holders of our Class C preferred stock have the right to approve all matters approved by the holders of our common stock.

      The vote of the holders of at least 60% of the shares of our Class C preferred stock at the time outstanding, voting as a separate class, or, alternatively, the written consent of the holders of all outstanding shares of Class C preferred stock, is needed to effect or validate any action approved by a vote of the holders of our common stock. Therefore, the holders of our Class C preferred stock have an effective veto over all matters put to a vote of our common shareholders.

      As a result of the “blocking” rights associated with our Class C preferred stock, the holders of Class C preferred stock could exert significant influence over all matters requiring shareholder approval, including the election of directors, the amendment of our certificate of incorporation and bylaws and the approval of significant corporate transactions. The interests of these shareholders may not always coincide with our interests as a company or the interests of other shareholders. Peter J. Solomon, a member of our board of directors and a principal shareholder of ours, and trusts and foundations of which he is a trustee, beneficially own all 65,000 shares of our Class C preferred stock.

The rights associated with our existing preferred stock, and provisions contained in our corporate charter and bylaws and New York law, may discourage take-over attempts.

      The holders of our Class C preferred stock have an effective veto right over all matters put to a vote of our common shareholders. See “— The holders of our Class C preferred stock have the right to approve all matters approved by the holders of our common stock.”

      We have provisions in our certificate of incorporation and bylaws that may make it more difficult for a third party to acquire control of us. These provisions, which are common, include:

•	the right of our board of directors to issue preferred stock, and to determine the rights, preferences and privileges of the preferred stock, without a vote of our shareholders or other shareholder action;

•	the classified structure of our board of directors;

•	the right of our board of directors to fill a vacancy created by an expansion of the Board;

•	the right of our board of directors to alter our bylaws without shareholder approval; and

•	the limited ability of our shareholders to call a special meeting.

      Each of these matters, as well as anti-takeover provisions contained in New York law, may discourage a third party from attempting to acquire control of us or limit the price that some investors are willing to pay for our common stock. As a result, the price of our common stock may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The statements contained in this prospectus and in the information incorporated by reference herein that are not historical facts may contain statements of future expectations and other forward-looking statements as that term is defined by the federal securities laws. Forward-looking statements may be identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “intend,” “seek,” “plan,” “strive” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to:

•	product demand;

•	dependence on and competition within the primary markets in which our stores are located;

•	the need for and costs associated with store renovations and other capital expenditures;

•	the effect of adverse economic conditions;

•	the impact of competitive services and pricing, product development and parts supply restraints or difficulties;

•	industry regulation;

•	risks relating to our leverage and debt service (including sensitivity to fluctuations in interest rates);

•	continued availability of capital resources and financing;

•	risks relating to integration of acquired businesses;

•	the risks and uncertainties listed from time to time in our filings with the SEC; and

•	those other factors set forth in “Risk Factors.”

Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect. We do not undertake to update any forward-looking statement if our situation changes in the future.

SELLING SHAREHOLDER

      Beneficial Ownership. The following table sets forth information regarding the beneficial ownership of our common stock by the selling shareholder as of July 24, 2004. The company named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by it. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Calculations of beneficial ownership are based on 13,422,994 shares of our common stock outstanding on July 24, 2004. Information regarding the beneficial ownership of our common stock by the selling shareholder is based solely on information provided to us by the selling shareholder.

      The selling shareholder may from time to time offer and sell under this prospectus any or all of the common stock covered by this prospectus. When we refer to the selling shareholder in this prospectus, unless the context otherwise requires, we mean the company listed in the table below, as well as its transferees, pledgees or donees and their respective successors.

      The selling shareholder listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to as the Securities Act, some or all of its common stock since the date as of which the information in the table is presented. Information about the selling shareholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, as required by law.

      Because the selling shareholder may sell all, some or none of the shares of our common stock that it holds, we cannot estimate the number of shares of common stock that will be held by the selling shareholder upon termination of this offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the assumption that the selling shareholder will sell all of the shares of our common stock that it owns and that are covered by this prospectus.

	Shares Beneficially Owned			Shares Offered	Shares Beneficially Owned
	Prior to the Offering			Hereby	After the Offering(1)

Name	Number		Percentage	Number	Number	Percentage

Atlantic Automotive Corp.	100,000	(2)	*	100,000 (2)	0	0%

(1)	Assumes that the selling shareholder disposes of all of the shares of common stock covered by this prospectus, and does not acquire any additional shares.

(2)	Represents warrants to purchase 100,000 shares of common stock. The warrants are fully exercisable as of September 1, 2004 and are valid until March 1, 2006. The per share exercise price of the warrants is initially $22.33 per share (the market price of the registrant’s common stock on February 6, 2004, the last trading day before execution of the asset purchase agreement pursuant to which the warrants were issued), and will be adjusted for stock splits, dividends, recapitalizations, combinations and similar transactions.

*	Less than one percent of our common stock outstanding as of July 24, 2004.

      Material Relationships. The shares of common stock offered pursuant to this prospectus are issuable to the selling shareholder named in the above table upon the exercise of warrants that we issued to the selling shareholder on March 1, 2004 in connection with our acquisition of certain assets of Mr. Tire, Inc. We are registering these shares of common stock on behalf of the selling shareholder pursuant to an asset purchase agreement that we entered into with the selling shareholder on February 9, 2004, as amended, and the warrants that we issued to the selling shareholder. As part of the terms of the asset purchase agreement and the warrants, we agreed to use our best efforts to submit all required information and filings with the SEC in order to register the shares.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered pursuant to this prospectus. All proceeds will be payable solely to the selling shareholder. Prior to any sales by the selling shareholder of the shares of common stock offered pursuant to this prospectus, we may receive proceeds of up to $2,233,000 if the selling shareholder exercises all or any portion of its warrants to purchase our common stock as described in the preceding section, “Selling Shareholder.” Any proceeds that we receive from the exercise by the selling shareholder of its warrants to purchase our common stock will be used for general corporate purposes.

PLAN OF DISTRIBUTION

      We are registering the shares of common stock covered by this prospectus on behalf of the selling shareholder. The selling shareholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	privately negotiated transactions;

•	a combination of any of these methods of sale; and

•	any other method permitted by applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, provided it meets the criteria and conforms to the requirements of Rule 144.

      The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of common stock, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

      The selling shareholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder has informed us that it does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      Under the securities laws of certain states, the common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless it has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

      The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

      The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with those sales. Any commissions received by those broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because the selling shareholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of Nasdaq. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, may apply to its sales in the market.

      If we are notified by the selling shareholder that it has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required.

LEGAL MATTERS

      The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 27, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      Filings. We are subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any of these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov, and through the investor information section of our web site at http://www.monro.com.

      Registration Statement. We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in that registration statement and its exhibits, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock offered hereby, you should review the registration statement and its exhibits.

      Incorporation by Reference. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us and our financial condition by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file will automatically update and supersede this information. This prospectus incorporates by reference the documents and reports listed below:

•	our Annual Report on Form 10-K for the fiscal year ended March 27, 2004;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2004; and

•	the description of our common stock contained in our registration statement on Form S-A, filed with the SEC on June 19, 1991, including all amendments or reports filed for the purpose of updating the description.

      We also incorporate by reference the information contained in all other documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 9 or Item 12 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering.

      We will provide to you without charge a copy of any or all of the documents that have been incorporated by reference into this prospectus other than exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). You may request copies by writing or telephoning us at Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, (585) 647-6400, Attention: Chief Financial Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following is a statement of estimated expenses, to be paid solely by the registrant, of the issuance and distribution of the securities being registered hereby:

SEC registration fee	$278.62
Printing expenses(1)	750.00
Accounting fees and expenses(1)	7,500.00
Legal fees and expenses(1)	10,000.00
Miscellaneous expenses(1)	0.00

Total	$18,528.62

(1)	Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

Item 15.	Indemnification of Directors and Officers.

      Section 722(a) of the New York Business Corporation Law (the “NYBCL”) provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, his or her testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

      Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in Section 722(a) against amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action that is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

      Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he or she was not entitled.

      Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the registrant for any obligation that it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the registrant under such sections, provided that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York superintendent of insurances, for a retention amount and for co-insurance. The registrant maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers.

      The by-laws of the registrant contain provisions that provide for indemnification of its officers and directors to the fullest extent permitted by the NYBCL. The registrant is also authorized under the NYBCL to advance expenses incurred in defending a civil or criminal action or proceeding to a director or officer upon receipt of an undertaking by such person to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

      Section 402(b) of the NYBCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except in circumstances involving acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, self-dealing, liability arising under Section 7.19 of the NYBCL or acts or omissions that occurred prior to the adoption of a provision authorized by Section 402(b) of the NYBCL. The certificate of incorporation of the registrant contains a provision eliminating or limiting the personal liability of directors to the registrant and its shareholders.

      The foregoing statements are subject to and qualified entirely by the detailed provisions of the NYBCL and the registrant’s certificate of incorporation and by-laws.

Item 16.	Exhibits.

Exhibit No.		Description

4	.1(a)	Restated Certificate of Incorporation of the registrant, dated July 23, 1991, with Certificate of Amendment, dated November 1, 1991 (included as Exhibit No. 3.01 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 1992, and incorporated by reference)
4	.1(b)*	Certificate of Change of the Certificate of Incorporation of the registrant, dated February 6, 1996
4	.1(c)*	Certificate of Amendment of the Certificate of Incorporation of the registrant, dated April 15, 2004
4.2		Restated By-Laws of the registrant, dated July 23, 1991 (included as Exhibit No. 3.04 to Amendment No. 1 to the registrant’s Registration Statement on Form S-1 (Registration No. 33-41290), filed on July 22, 1991, and incorporated by reference)
4.3		Form of certificate of Common Stock of the registrant (included as Exhibit No. 4.01 to the registrant’s Form S-1 (Registration No. 33-41290), filed on June 19, 2001, and incorporated by reference)
4.4		Asset Purchase Agreement, dated as of February 9, 2004, by and among Atlantic Automotive Corp., Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., and the registrant (included as Exhibit No. 10.1 to the registrant’s Form 8-K filed on March 12, 2004, and incorporated by reference)
4.5		First Amendment to Asset Purchase Agreement, dated as of March 1, 2004, by and among Atlantic Automotive Corp., Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., and the registrant (included as Exhibit No. 10.2 to the registrant’s Form 8-K filed on March 12, 2004, and incorporated by reference)
4.6		Second Amendment to Asset Purchase Agreement, dated as of April 13, 2004, by and among Atlantic Automotive Corp., Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., and the registrant (included as Exhibit No. 2.05 to the registrant’s Form 10-K for the fiscal year ended March 27, 2004, and incorporated by reference)
4	.7*	Third Amendment to Asset Purchase Agreement, dated as of August 22, 2004, by and among Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., Atlantic Automotive Corp. and the registrant

Exhibit No.		Description

4.8		Warrant, issued by the registrant to Atlantic Automotive Corp. on March 1, 2004 (included as Exhibit No. 10.85 to the registrant’s Form 10-K for the fiscal year ended March 27, 2004, and incorporated by reference)
5	.1*	Opinion of Schulte Roth & Zabel LLP
23	.1*	Consent of PricewaterhouseCoopers LLP
23.3		Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included in Part II to the registration statement)

*	Filed herewith.

Item 17.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York on August 12, 2004.

MONRO MUFFLER BRAKE, INC.

By	/s/ ROBERT G. GROSS

Robert G. Gross
President and Chief Executive Officer

      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert G. Gross and Catherine D’Amico, and each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement (including, without limitation, any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute and substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 and Power of Attorney have been signed by the following persons in the capacities indicated on August 10, 2004.

Signature	Title

/s/ ROBERT G. GROSS Robert G. Gross	President, Chief Executive Officer and Director (principal executive officer)

/s/ CATHERINE D’AMICO Catherine D’Amico	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ ROBERT W. AUGUST Robert W. August	Director

/s/ RICHARD A. BERENSON Richard A. Berenson	Director

/s/ FREDERICK M. DANZIGER Frederick M. Danziger	Director

/s/ DONALD GLICKMAN Donald Glickman	Director

Signature	Title

/s/ ROBERT E. MELLOR Robert E. Mellor	Director

/s/ PETER J. SOLOMON Peter J. Solomon	Director

/s/ LIONEL B. SPIRO Lionel B. Spiro	Director

/s/ FRANCIS R. STRAWBRIDGE Francis R. Strawbridge	Director

EXHIBIT INDEX

Exhibit No.		Description

4	.1(a)	Restated Certificate of Incorporation of the registrant, dated July 23, 1991, with Certificate of Amendment, dated November 1, 1991 (included as Exhibit No. 3.01 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 1992, and incorporated by reference)
4	.1(b)*	Certificate of Change of the Certificate of Incorporation of the registrant, dated February 6, 1996
4	.1(c)*	Certificate of Amendment of the Certificate of Incorporation of the registrant, dated April 15, 2004
4.2		Restated By-Laws of the registrant, dated July 23, 1991 (included as Exhibit No. 3.04 to Amendment No. 1 to the registrant’s Registration Statement on Form S-1 (Registration No. 33-41290), filed on July 22, 1991, and incorporated by reference)
4.3		Form of certificate of Common Stock of the registrant (included as Exhibit No. 4.01 to the registrant’s Form S-1 (Registration No. 33-41290), filed on June 19, 2001, and incorporated by reference)
4.4		Asset Purchase Agreement, dated as of February 9, 2004, by and among Atlantic Automotive Corp., Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., and the registrant (included as Exhibit No. 10.1 to the registrant’s Form 8-K filed on March 12, 2004, and incorporated by reference)
4.5		First Amendment to Asset Purchase Agreement, dated as of March 1, 2004, by and among Atlantic Automotive Corp., Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., and the registrant (included as Exhibit No. 10.2 to the registrant’s Form 8-K filed on March 12, 2004, and incorporated by reference)
4.6		Second Amendment to Asset Purchase Agreement, dated as of April 13, 2004, by and among Atlantic Automotive Corp., Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., and the registrant (included as Exhibit No. 2.05 to the registrant’s Form 10-K for the fiscal year ended March 27, 2004, and incorporated by reference)
4	.7*	Third Amendment to Asset Purchase Agreement, dated as of July 22, 2004, by and among Mr. Tire, Inc., n/k/a MileOne Automotive, Inc., Atlantic Automotive Corp., and the registrant
4.8		Warrant, issued by the registrant to Atlantic Automotive Corp. on March 1, 2004 (included as Exhibit No. 10.85 to the registrant’s Form 10-K for the fiscal year ended March 27, 2004, and incorporated by reference)
5	.1*	Opinion of Schulte Roth & Zabel LLP
23	.1*	Consent of PricewaterhouseCoopers LLP
23.3		Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included in Part II to the registration statement)

*	Filed herewith.